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                                                                   EXHIBIT 23(B)


INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 33-62487 of Cavalier Homes, Inc. on Form S-3 of our report dated February 17, 1998 (March 13, 1998 as to the amendment to the Credit Facility described in Note 5), appearing in the Annual Report on Form 10-K of Cavalier Homes, Inc. for the year ended December 31, 1997, and appearing in the current report on Form 8-K dated January 15, 1998, as amended by Form 8-K/A dated March 16, 1998 and by Form 8-K/A dated March 17, 1998, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.



                                                /s/ DELOITTE & TOUCHE LLP


Birmingham, Alabama
June 15, 1998